Exhibit 3.2

ARTICLES OF ASSOCIATION

OF

UROGEN PHARMA LTD.

A COMPANY LIMITED BY SHARES

UNDER THE COMPANIES LAW, 5759-1999

1.	INTERPRETATION

1.1. In these Articles, unless the context requires otherwise, the following capitalized terms shall have the meanings set opposite them:

1.1.1. “Alternate Nominee” has the meaning set out in Article 15.2;

1.1.2. “Articles” means these Articles of Association, as may be amended from time to time;

1.1.3. “Board” means all of the directors of the Company holding office pursuant to these Articles, including alternates, substitutes or proxies;

1.1.4. “Business Day” means any day other than a Saturday, Sunday and any day on which banks in Israel are closed or on which the NASDAQ is closed;

1.1.5. “Chairman of the Board” has the meaning set out in in Article 16.4;

1.1.6. “Companies Law” the Israeli Companies Law, 5759-1999, as amended from time to time, including the regulations promulgated thereunder, or any other law which may come in its stead, including all amendments made thereto;

1.1.7. “Company” means UroGen Pharma Ltd.;

1.1.8. “Compensation Committee” has the meaning set out in the Companies Law;

1.1.9. “Derivative Transaction” has the meaning set out in Article 12.7;

1.1.10. “Effective Time” means the closing of the initial underwritten public offering of Ordinary Shares (as defined below), at which time these Articles shall first become effective;

1.1.11. “External Director” has the meaning set out in the Companies Law;

1.1.12. “General Meeting” means either an annual or an extraordinary meeting of the shareholders;

1.1.13. “Incapacitated Person” means any person whose capacity to effect legal action was denied or restricted by a court of competent jurisdiction or pursuant to the laws of the jurisdiction applicable to him and a bankrupt person in respect of whom no rehabilitation has been granted;

1.1.14. “NASDAQ” means the NASDAQ Global or Capital Market;

1.1.15. “Nominees” has the meaning set out in Article 15.2;

1.1.16. “Office” means the registered office of the Company at that time;

1.1.17. “Office Holder” has the meaning set out in the Companies Law;

1.1.18. “Ordinary Shares” means ordinary shares of the Company with a nominal value of NIS 0.01 each;

1.1.19. “Proposal Request” has the meaning set out in Article 12.5;

1.1.20. “Proposing Shareholder” has the meaning set out in Article 12.5;

1.1.21. “Register” means the register of shareholders administered in accordance with the Companies Law;

1.1.22. “Rights” has the meaning set out in Article 24.9;

1.1.23. “SEC” the U.S. Securities and Exchange Commission;

1.1.24. “Special Fund” has the meaning set out in Article 24.9;

1.1.25. “U.S. Rules” means the applicable rules of the NASDAQ and U.S. securities laws, regulations and rules, as amended from time to time; and

1.2. Reference to “writing”, “written” or similar expressions in these Articles means handwriting, typewriting, photography, telex, email or any other legible form of writing. Reference to a “person” or “persons” shall also include corporations, companies, cooperative societies, partnerships, trusts of any kind or any other body of persons, whether incorporated or otherwise.

1.3. Subject to the provisions of this Article 1 and unless the context necessitates another meaning, terms and expressions in these Articles which have been defined in the Companies Law shall have the meanings ascribed to them therein.

1.4. Words in the singular shall also include the plural, and vice versa. Words in the masculine shall include the feminine and vice versa.

1.5. The captions to articles in these Articles are intended for the convenience of the reader only, and no use shall be made thereof in the interpretation of these Articles.

2.	LIMITED LIABILITY

The Company is a limited liability company and therefore each shareholder’s liability for the Company’s obligations shall be limited to the payment of the nominal value of the shares held by such shareholder, subject to the provisions of the Companies Law.

3.	OBJECTIVES

The Company’s objectives are to engage in any lawful activity. The Company may donate a reasonable amount of money for any purpose that the Board finds appropriate, even if the donation is not for business considerations or for the purpose of achieving profits for the Company.

4.	REGISTERED OFFICE

The registered office shall be at such place as decided by the Board from time to time.

5.	AUTHORIZED SHARE CAPITAL

The authorized share capital of the Company shall consist of NIS 1,000,000 (one million New Israeli Shekels) divided into 100,000,000 (one hundred million) Ordinary Shares.

6.	RIGHTS ATTACHING TO THE ORDINARY SHARES

6.1. The Ordinary Shares shall rank pari passu between them in all respects.

6.2. The Ordinary Shares in respect of which all calls have been fully paid shall confer on the holders thereof the right to attend and to vote at General Meetings of the Company, both annual as well as extraordinary meetings. Each Ordinary Share shall confer on its holder one vote at a General Meeting of the Company.

6.3. The Ordinary Shares shall confer on a holder thereof the right to receive a dividend, to participate in a distribution of bonus shares and to participate in the distribution of the assets of the Company upon its winding-up, pro rata to the nominal amount paid up on the shares or credited as paid up in respect thereof, and without reference to any premium which may have been paid in respect thereof.

7.	MODIFICATION OF CLASS RIGHTS

7.1. Subject to applicable law, if at any time the share capital of the Company is divided into different classes of shares and unless the terms of issue of such class of shares otherwise stipulate, the rights attaching to any class of shares (including rights prescribed in the terms of issue of the shares) may be altered, modified or canceled by a resolution passed at a separate class meeting of the shareholders of that class.

7.2. The provisions contained in these Articles with regard to General Meetings shall apply, mutatis mutandis as the case may be, to every class meeting of the holders of each such class of the Company’s shares.

7.3. Unless otherwise provided by these Articles, the increase of an authorized class of shares, or the issuance of additional shares thereof out of the authorized and unissued share capital, shall not be deemed, for purposes of this Article 7, to modify or abrogate the rights attached to previously issued shares of such class or of any other class.

8.	UNISSUED SHARE CAPITAL

8.1. The unissued shares in the capital of the Company shall be under the control of the Board (and, to the full extent permitted by law, any committee designated thereby), which shall be entitled to issue or otherwise grant the same to such persons under such restrictions and conditions as it shall deem fit, whether for consideration or otherwise, and whether for consideration in cash or for consideration which is not in cash, above their nominal value or at a discount, all on such conditions, in such manner and at such times as the Board shall deem fit, subject to the provisions of the Companies Law. The Board shall be entitled, inter alia, to differentiate between shareholders with regard to the amounts of calls in respect of the allotment of shares (to the extent that there are calls) and with regard to the time for payment thereof. The Board may also issue options or warrants for the purchase of shares of the Company and prescribe the manner of the exercise of such options or warrants, including the time and price for such exercise and any other provision which is relevant to the method for distributing the issued shares of the Company amongst the purchasers thereof.

8.2. The Board shall be entitled to prescribe the times for the issue of shares of the Company and the conditions therefor and any other matter which may arise in connection with the issue thereof.

8.3. In every case of a rights offering the Board shall be entitled, in its discretion, to resolve any problems and difficulties arising or that are likely to arise in regard to fractions of rights, and without prejudice to the generality of the foregoing, the Board shall be entitled to specify that no shares shall be allotted in respect of fractions of rights, or that fractions of rights shall be sold and the net proceeds shall be paid to the persons entitled to the fractions of rights, or, in accordance with a decision by the Board, to the benefit of the Company.

9.	INCREASE OF CAPITAL; ALTERATIONS TO CAPITAL

9.1. The Company may, from time to time, by a resolution of the shareholders at a General Meeting, increase its share capital by way of the creation of new shares, whether or not all the existing shares have been issued up to the date of the resolution, whether or not it has been decided to issue same, and whether or not calls have been made on all the issued shares.

9.2. The increase of share capital shall be in such amount and divided into shares of such nominal value, and with such restrictions and conditions and with such rights and privileges as the resolution dealing with the creation of the shares prescribes, and if no provisions are contained in the resolution, then as the Board shall prescribe.

9.3. Unless otherwise stated in the resolution approving the increase of the share capital, the new shares shall be subject to those provisions in regard to issue, allotment, alteration of rights, payment of calls, liens, forfeiture, transfer, transmission and other provisions which apply to the shares of the Company.

9.4. By resolution of the shareholders in a General Meeting, the Company may, subject to any applicable provisions of the Companies Law:

9.4.1. consolidate its existing share capital, or any part thereof, into shares of a larger denomination than the existing shares;

9.4.2. sub-divide its share capital, in whole or in part, into shares of a smaller denomination than the nominal value of the existing shares and without prejudice to the foregoing, one or more of the shares so created may be granted any preferred or deferred rights or any special rights with regard to dividends, participation in assets upon winding-up, voting and so forth, subject to the provisions of these Articles;

9.4.3. reduce its share capital; or

9.4.4. cancel any shares which on the date of passing of the resolution have not been issued and to reduce its share capital by the amount of such shares.

9.5. In the event that the Company’s shareholders shall adopt any of the resolutions described in Article 9.4 above, the Board shall be entitled to prescribe arrangements necessary in order to resolve any difficulty arising or that are likely to arise in connection with such resolutions, including, in the event of a consolidation, it shall be entitled to (i) allot, in contemplation of or subsequent to such consolidation or other action, shares or fractional shares sufficient to preclude or remove fractional share holdings; (ii) redeem, in the case of redeemable shares, and subject to applicable law, such shares or fractional shares sufficient to preclude or remove fractional share holdings; (iii) round up, round down or round to the nearest whole number, any fractional shares resulting from the consolidation or from any other action which may result in fractional shares; or (iv) cause the transfer of fractional shares by certain shareholders to other shareholders thereof so as to most expediently preclude or remove any fractional shareholdings, and, cause the transferees of such fractional shares to pay the transferors thereof the fair value thereof, and the Board is hereby authorized to act in connection with such transfer, as agent for the transferors and transferees of any such fractional shares, with full power of substitution, for the purposes of implementing the provisions of this Article 9.5.

10.	SHARE CERTIFICATES

10.1. Uncertificated Shares.

10.1.1. Unless otherwise determined by the Board, the shares shall not be certificated.

10.1.2. Subject to Article 25.3 hereinbelow, the Company shall maintain a “Primary Register”, as such term is defined under Section 138(b) of the Companies Law, at the Office and an “Additional Register”, as such term is defined under Section 138(a) of the Companies Law.

10.2. Certificated Shares.

To the extent shares are certificated:

10.2.1. Share certificates evidencing title to the shares of the Company shall be issued under the seal or rubber stamp of the Company, and together with the signatures of two members of the Board, or one director together with the Chief Executive Officer, the Chief Financial Officer or any other person designated by the Board. The Board shall be entitled to decide that the signatures be effected in any mechanical or electronic form, provided that the signature shall be effected under the supervision of the Board in such manner as it prescribes.

10.2.2. Every shareholder shall be entitled, free of charge, to one certificate in respect of all the shares of a single class registered in his name in the Register.

10.2.3. The Board shall not refuse a request by a shareholder to obtain several certificates in place of one certificate, unless such request is, in the opinion of the Board, unreasonable. Where a shareholder has sold or transferred some of his shares, he shall be entitled, free of charge, to receive a certificate in respect of his remaining shares, provided that the previous certificate is delivered to the Company before the issuance of a new certificate.

10.2.4. Every share certificate shall specify the number of the shares in respect of which such certificate is issued and also the amounts which have been paid up in respect of each share.

10.2.5. A share certificate registered in the names of two (2) or more persons shall be delivered to one of the joint holders, and the Company shall not be obliged to issue more than one certificate to all the joint holders of shares and the delivery of such certificate to one (1) of the joint holders shall be deemed to be delivery to all of them.

10.2.6. If a share certificate should be lost, destroyed or defaced, the Board shall be entitled to issue a new certificate in its place, provided that the certificate is delivered to it and destroyed by it, or it is proved to the satisfaction of the Board that the certificate was lost or destroyed and security has been received to its satisfaction in respect of any possible damages and after payment of such amount as the Board shall prescribe.

10.3. No person shall be recognized by the Company as having any right to a share unless such person is the registered owner of the shares in the Register. The Company shall not be bound by and shall not recognize any right or privilege pursuant to the laws of equity, or a fiduciary relationship or a chose in action, future or partial, in any share, or a right or privilege to a fraction of a share, or (unless these Articles otherwise direct) any other right in respect of a share, except the absolute right to the share as a whole, where same is vested in the owner registered in the Register.

11.	TRANSFER AND TRANSMISSION OF SHARES

11.1. No transfer of shares shall be registered unless a proper instrument of transfer is delivered to the Company or, in the case of shares registered with a transfer agent, delivered to such transfer agent or to such other place specified for this purpose by the Board. Subject to the provisions of these Articles, an instrument of transfer of a share in the Company shall be signed by the transferor and the transferee. Notwithstanding anything to the contrary herein, shares registered in the name of The Depository Trust Company or its nominee shall be transferrable in accordance with the policies and procedures of The Depository Trust Company. The Board may approve other methods of recognizing the transfer of shares in order to facilitate the trading of the Company’s shares on the NASDAQ or on any other stock exchange. The transferor shall be deemed to remain the holder of the share up until the time the name of the transferee is registered in the Register in respect of the transferred share.

11.2. Insofar as the circumstances permit, the instrument of transfer of a share shall be substantially in the form set out below, or in any other form that the Board may approve.

I                     , I.D.                      of                      (the “Transferor”), in consideration for an amount of                      (in words) paid to me by                      I.D.                      of                      (hereinafter: the “Transferee”), hereby transfer to the Transferee                      shares of nominal value NIS                      each, marked with the numbers                      to              (inclusive) of UroGen Pharma Ltd., to be held by the Transferee, the assignee of his rights and his successors-in title, under all the same conditions under which I held same prior to the signing of this instrument, and I, the Transferee, hereby agree to accept the aforementioned shares in accordance with the above mentioned conditions.

In witness whereof we have hereunto signed this              day of                      20__.

Transferor                      Transferee

Witnesses to Signature

11.3. The Company may close the transfer registers and the Register for such period of time as the Board shall deem fit.

11.4. Every instrument of transfer shall be submitted to the Office or to such other place as the Board shall prescribe, for purposes of registration, together with the share certificates to be transferred, or if no such certificate was issued, together with a letter of allotment of the shares to be transferred, and such other proof as the Board may demand in regard to the transferor’s right of title or his right to transfer the shares. The Board shall have the right to refuse to recognize an assignment of shares until the appropriate securities under the circumstances have been provided, as shall be determined by the Board in a specific case or from time to time in general. Instruments of transfer which serve as the basis for transfers that are registered shall remain with the Company.

11.5. Every instrument of transfer shall relate to one class of shares only, unless the Board shall otherwise agree.

11.6. The executors of the will or administrator of a deceased shareholder’s estate (such shareholder not being one of a joint owners of a share) or, in the absence of an administrator of the estate or executor of the will, the persons specified in Article 11.7 below, shall be entitled to demand that the Company recognize them as owners of rights in the share. The provisions of Article 11.4 above shall apply, mutatis mutandis, also in regard to this Article.

11.7. In the case of the death of one of the holders of a share registered in the names of two or more persons, the Company shall recognize only the surviving owners as persons having rights in the share. However, the aforementioned shall not be construed as releasing the estate of a deceased joint shareholder from any and all undertakings in respect of the shares. Any person who shall become an owner of shares following the death of a shareholder shall be entitled to be registered as owner of such shares after having presented to an officer of the Company to be designated by the Chief Executive Officer an inheritance order or probation order or order of appointment of an administrator of estate and any other proof as required—if these are sufficient in the opinion of such officer—testifying to such person’s right to appear as a shareholder in accordance with these Articles, and which shall testify to his title to such shares. The provisions of Article 11.4 above shall apply, mutatis mutandis, also in regard to this Article.

11.8. The receiver or liquidator of a shareholder who is a company or the trustee in bankruptcy or the official receiver of a shareholder who is bankrupt, upon presenting appropriate proof to the satisfaction of an officer of the Company to be designated by the Chief Executive Officer that such shareholder has the right to appear in this capacity and which testifies to such shareholder’s title, may, with the consent of the Board (the Board shall not be obligated to give such consent) be registered as the owner of such shares. Furthermore, such shareholder may assign such shares in accordance with the rules prescribed in these Articles. The provisions of Article 11.4 above shall apply, mutatis mutandis, also in regard to this Article.

11.9. A person entitled to be registered as a shareholder following assignment pursuant to these Articles shall be entitled, if approved by the Board and to the extent and under the conditions prescribed by the Board, to dividends and any other monies paid in respect of the shares, and shall be entitled to give the Company confirmation of the payments; however, he shall not be entitled to be present or to vote at any General Meeting of the Company or, subject to the provisions of these Articles, to make use of any rights of shareholders, until he has been registered as owner of such shares in the Register.

12.	GENERAL MEETING

12.1. A General Meeting shall be held at least once every year, not later than fifteen (15) months after the last annual General Meeting, at such time and at such place as the Board shall determine either within or outside the State of Israel. Such General Meeting shall be called an annual meeting, and all other meetings of the shareholders shall be called extraordinary meetings.

12.2. The Board may call an extraordinary meeting whenever it sees fit to do so.

12.3. The Board shall be obliged to call an extraordinary meeting upon a requisition in writing in accordance with the Companies Law.

12.4. The Company shall provide prior notice in regard to the holding of an annual meeting or an extraordinary meeting in accordance with the requirements of these Articles and the Companies Law. Subject to the provisions of the Companies Law, in counting the number of days of prior notice given, the day of publication of notice shall not be counted, but the day of the meeting shall be counted. The notice shall specify those items and contain such information as shall be required by the Companies Law and any other applicable law and regulations.

12.5. Any shareholder holding at least 1% (one percent) of the outstanding voting rights requesting to add an item to the agenda of a General Meeting (a “Proposing Shareholder”) may submit such a request in accordance with the Companies Law (a “Proposal Request”). Subject to any requirements under the Companies Law, to be considered timely and thereby be added to such agenda, a Proposal Request must be delivered, either in person or by certified mail, postage prepaid, and received at the Office, (i) in the case of a General Meeting that is an annual meeting, no less than sixty (60) days nor more than one-hundred twenty (120) days prior to the date of the first anniversary of the preceding year’s annual meeting, provided, however, that, in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the Proposing Shareholder, in order to be timely, must be received no earlier than the close of business one-hundred twenty (120) days prior to such annual meeting and no later than the close of business on the later of ninety (90) days prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made, and (ii) in the case of a General Meeting that is an extraordinary meeting, no earlier than one-hundred twenty (120) days prior to such extraordinary meeting and no later than the close of business on the later of sixty (60) days prior to such extraordinary meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made.

12.6. A Proposal Request shall also set forth: (i) the name and address of the Proposing Shareholder making the request; (ii) a representation that the Proposing Shareholder is a holder of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting; (iii) a description of all arrangements or understandings between the Proposing Shareholder and any other person or persons (naming such person or persons) in connection with the subject which is requested to be included in the agenda; (iv) a description of all Derivative Transactions (as defined below) by the Proposing Shareholder during the previous twelve (12) month period, including the date of the transactions and the class, series and number of securities involved in, and the material economic terms of, such Derivative Transactions; and (v) a declaration that all the information that is required under the Companies Law and any other applicable law to be provided to the Company in connection with such subject, if any, has been provided. Furthermore, the Board, may, in its discretion, to the extent it deems necessary, request that the Proposing Shareholder(s) provide additional information necessary so as to include a subject in the agenda of a General Meeting, as the Board may reasonably require. The information required pursuant to this Article 12.6 shall be updated as of the date the Proposing Shareholder submits the Proposal Request.

12.7. A “Derivative Transaction” means any agreement, arrangement, interest or understanding entered into by, or on behalf or for the benefit of, any Proposing Shareholder or any of its affiliates or associates, whether of record or beneficial: (a) the value of which is derived in whole or in part from the value of any class or series of shares or other securities of the Company, (b) which otherwise provides any direct or indirect opportunity to gain or share in any gain derived from a change in the value of securities of the Company, (c) the effect or intent of which is to mitigate loss, manage risk or benefit of security value or price changes, or (d) which provides the right to vote or increase or decrease the voting power of such Proposing Shareholder, or any of its affiliates or associates, with respect to any shares or other securities of the Company, which agreement, arrangement, interest or understanding may include, without limitation, any option, warrant, debt position, note, bond, convertible security, swap, stock appreciation right, short position, profit interest, hedge, right to dividends, voting agreement, performance-related fee or arrangement to borrow or lend shares (whether or not subject to payment, settlement, exercise or conversion in any such class or series), and any proportionate interest of such Proposing Shareholder in the shares or other securities of the Company held by any general or limited partnership, or any limited liability company, of which such Proposing Shareholder is, directly or indirectly, a general partner or managing member.

12.8. Subject to Article 13.9 below, in the event that the Company has established that an adjourned meeting shall be held on such date which is later than the date provided for in Section 78(b) of the Companies Law, such later date shall be included in the notice. The Company may add additional places for shareholders to review the full text of the proposed resolutions, including an internet site. The notice shall be provided in the manner prescribed in Article 27. In no event shall the public announcement of an adjournment or postponement of a General Meeting commence a new time period (or extend any time period) for the giving of a shareholder’s notice as described above.

12.9. Subject to any requirements under the Companies Law, nominations of persons for election to the Board may only be made at an extraordinary meeting if directors are to be elected at such meeting (a) by or at the direction of the Board, or (b) by any shareholder who is entitled to vote at the meeting and who complies with the notice procedures set forth in Article 12.6 above.

13.	PROCEEDINGS AT GENERAL MEETING

13.1. No business shall be conducted at a General Meeting unless a quorum is present, and no resolution shall be passed unless a quorum is present at the time the resolution is voted on. Except in cases where it is otherwise stipulated, a quorum shall be constituted when there are personally present, or represented by proxy, at least two (2) shareholders who hold, in the aggregate, at least thirty-three and one-third percent (33 1/3%) of the voting rights in the Company. A proxy may be deemed to be two (2) or more shareholders pursuant to the number of shareholders he represents.

13.2. If within half an hour from the time appointed for the meeting, a quorum is not present, without there being an obligation to notify the shareholders to that effect, the meeting shall be adjourned to the same day in the following week, at the same hour and at the same place or to a later time and date if so specified in the notice of the meeting, unless such day shall fall on a statutory holiday (either in Israel or in the United States), in which case the meeting will be adjourned to the first Business Day afterwards.

13.3. If the original meeting was convened upon requisition under Section 63 of the Companies Law, one or more shareholders, present in person or by proxy and holding the number of shares required for making such requisition, shall constitute a quorum at the adjourned meeting, but in any other case any two (2) shareholders present in person or by proxy shall constitute a quorum at the adjourned meeting.

13.4. The Chairman of the Board, or any other person appointed for this purpose by the Board, shall preside at every General Meeting. If within fifteen (15) minutes from the time appointed for the meeting, the designated chairman for the meeting shall not be present, the shareholders present at the meeting shall elect one of their number to serve as chairman of the meeting.

13.5. Except as required under the Companies Law or these Articles, any resolution of the shareholders shall be adopted by a majority of the voting power present and voting on such resolution at the applicable General Meeting, in person or by proxy. Each shareholder shall be entitled to the number of votes to which such shareholder is entitled on the basis of the number of Ordinary Shares held by such shareholder and shall vote all of the Ordinary Shares or any part thereof at his sole discretion.

13.6. Where a poll has been demanded, the chairman of the meeting shall be entitled—but not obliged—to accede to the demand. Where the chairman of the meeting has decided to hold a poll, such poll shall be held in such manner, at such time and at such place as the chairman of the meeting directs, either immediately or after an interval or postponement, or in any other way, and the results of the vote shall be deemed to be the resolution at the meeting at which the poll was demanded. A person demanding a poll may withdraw his demand prior to the poll being held.

13.7. A demand for the holding of a poll shall not prevent the continued business of the meeting on all other questions apart of the question in respect of which a poll was demanded.

13.8. The announcement by the chairman of the meeting that a resolution has been passed unanimously or by a particular majority, or has been rejected, and a note recorded to that effect in the Company’s minute book, shall serve as prima facie proof of such fact, and there shall be no necessity for proving the number of votes or the proportion of votes given for or against the resolution, unless otherwise required under applicable law and regulation.

13.9. The chairman of a General Meeting at which a quorum is present may, with the consent of holders of a majority of the voting power represented in person and by proxy and voting on the question of adjournment, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting except business which might lawfully have been transacted at the meeting as originally called. Subject to these Articles, it shall not be necessary to give any notice of an adjournment unless the meeting is adjourned for more than twenty-one (21) days, in which case notice thereof shall be given in the manner required for the meeting as originally called. Where a General Meeting has been adjourned without changing its agenda, to a date which is not more than twenty-one (21) days, notices shall be given for the new date, as early as possible, and by no later than seventy-two (72) hours before the General Meeting.

14.	VOTES OF SHAREHOLDERS

14.1. The voting rights of every shareholder entitled to vote at a General Meeting shall be as set forth in Article 6.2 of these Articles.

14.2. In the case of joint shareholders, the vote of the senior joint holder, given personally or by proxy, shall be accepted, to the exclusion of the vote of the remaining joint shareholders, and for these purposes the senior of the joint shareholders shall be the person amongst the joint holders whose name appears first in the Register.

14.3. A shareholder who is an Incapacitated Person may vote solely through his guardian or other person who fulfills the function of such guardian and who was appointed by a court or other competent authority, and any guardian or other person as aforesaid shall be entitled to vote by way of a proxy, or in such manner as the court or other competent authority directs.

14.4. Any corporation which is a shareholder of the Company shall be entitled, by way of resolution of its board of directors or another organ which manages said corporation, to appoint such person which it deems fit, whether or not such person is a shareholder of the Company, to act as its representative at any General Meeting of the Company or at a meeting of a class of shares in the Company which such corporation is entitled to attend and to vote thereat, and the appointed as aforesaid shall be entitled, on behalf of the corporation whom he represents, to exercise all of the same powers and authorities which the corporation itself could have exercised had it been a natural person holding shares of the Company.

14.5. Every shareholder who is entitled to attend and vote at a General Meeting of the Company shall be entitled to appoint a proxy. A proxy can be appointed by more than one shareholder and vote in different ways on behalf of each principal.

14.6. The instrument appointing a proxy shall be in writing signed by the person making the appointment or by his authorized representative, and if the person making the appointment is a corporation, the power of attorney shall be signed in the manner in which the corporation signs on documents which bind it, and a certificate of an attorney with regard to the authority of the signatories to bind the corporation shall be attached thereto. The proxy need not be a shareholder of the Company.

14.7. The instrument appointing a proxy, or a copy thereof certified by an attorney, shall be lodged at the Office, or at such other place as the Board shall specify, not less than forty-eight (48) hours prior to the General Meeting at which the proxy intends to vote based on such instrument of proxy. Notwithstanding the above, the chairman of the meeting shall have the right to waive the time requirement provided above with respect to all instruments of proxies and to accept any and all instruments of proxy until the beginning of a General Meeting. A document appointing a proxy shall be valid for every adjourned meeting of the General Meeting to which the document relates.

14.8. Every instrument appointing a proxy, whether for a meeting specifically indicated, or otherwise, shall, as far as circumstances permit, be substantially in the following form, or in any other form approved by the Board:

I                      of                  being a shareholder holding shares in UroGen Pharma Ltd., hereby appoint Mr.                      of                      or failing him, Mr.                      of                     , or failing him, Mr.                      of                     , to vote in my name, place and stead at the (ordinary/extraordinary) General Meeting of the Company to be held on the              of                      20__, and at any adjourned meeting thereof.

In witness whereof I have hereto set my hand on the              day of             .

14.9. No shareholder shall be entitled to vote at a General Meeting unless he has paid all of the calls and all of the amounts due from him, for the time being, in respect of his shares.

14.10. A vote given in accordance with the instructions contained in an instrument appointing a proxy shall be valid notwithstanding the death or bankruptcy of the appointer, or the revocation of the proxy, or the transfer of the share in respect of which the vote was given as aforesaid, unless notice in writing of the death, revocation or transfer is received at the Office, or by the chairman of the meeting, prior to such vote.

14.11. Subject to the Companies Law, an instrument appointing a proxy shall be deemed revoked (i) upon receipt by the Company or the chairman of the meeting, subsequent to receipt by the Company of such instrument, of written notice signed by the person signing such instrument or by the shareholder appointing such proxy canceling the appointment thereunder (or the authority pursuant to which such instrument was signed) or of an instrument appointing a different proxy, provided such notice of cancellation or instrument appointing a different proxy were so received at the place and within the time for delivery of the instrument revoked thereby as referred to in Article 14.7 hereof, or (ii) if the appointing shareholder is present in person at the meeting for which such instrument of proxy was delivered, upon receipt by the chairman of such meeting of written notice from such shareholder of the revocation of such appointment, or if and when such shareholder votes at such meeting. A vote cast in accordance with an instrument appointing a proxy shall be valid notwithstanding the revocation or purported cancellation of the appointment, or the presence in person or vote of the appointing shareholder at a meeting for which it was rendered, unless such instrument of appointment was deemed revoked in accordance with the foregoing provisions of this Article 14.11 at or prior to the time such vote was cast.

15.	THE BOARD OF DIRECTORS

15.1. The prescribed number of directors of the Company shall be between five (5) and nine (9) (including the External Directors, if any), as may be fixed from time to time by a two-thirds (2/3) majority of the then incumbent directors. Any director shall be eligible for re-election upon termination of his term of office, subject to applicable law.

15.2. Prior to every annual General Meeting of the Company, the Board (or a duly authorized committee of the Board) may select, via a resolution adopted by a majority of the Board (or such committee), a number of persons to be proposed to the shareholders for election as directors at such annual General Meeting for service until the next annual General Meeting (the “Nominees”). Any shareholder holding at least 1% (one percent) of the outstanding voting rights is entitled to propose one or more persons as nominees for election as directors at a General Meeting (each such nominee, an “Alternate Nominee”) and may make such proposal only if a written notice of such shareholder’s intent to that effect has been given to the Secretary of the Company (or, if there is no such Secretary, the Chief Executive Officer) within the periods set out in Article 12.5 above. Each such notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the Alternate Nominees; (b) a representation that the shareholder is a holder of record of shares of the Company entitled to vote at such meeting (including the number of shares held of record by the shareholder) and intends to appear in person or by proxy at the meeting to nominate the Alternate Nominees; (c) a description of all arrangements or understandings between the shareholder and each Alternate Nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) the consent of each Alternate Nominee to serve as a director of the Company if so elected; (e) a declaration signed by each Alternate Nominee declaring that there is no limitation under the Companies Law and any other applicable law and stock exchange rules and regulations for the appointment of such a nominee (including information in respect of the Alternate Nominee as would be provided in response to the applicable disclosure requirements under Form 20-F or any other applicable form or schedule prescribed by the SEC) and that all of the information that is required thereunder to be provided to the Company in connection with such an appointment has been provided; (f) a declaration signed by each Alternate Nominee declaring that he or she meets the criteria for a director and/or an independent director and/or External Director, as applicable, of the Company under the Companies Law and/or under any applicable law, regulation or stock exchange rules, and, if not, then an explanation of why not; and (g) any other information required at the time of submission of the notice by applicable law, regulation or stock exchange rules. The Board may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. The Company shall be entitled to publish any information provided by a proposing shareholder, and such shareholder shall be responsible for the accuracy thereof.

15.3. The Nominees or Alternate Nominees shall be elected by a resolution at the annual General Meeting at which they are subject to election.

15.4. Every director, other than External Directors, shall hold office until the end of the next annual General Meeting following the annual General Meeting at which he was elected, unless his office is vacated in accordance with Articles 15.7 or 16.5 below. If, at an annual General Meeting, no Nominees or Alternate Nominees are proposed by either the Board or shareholders, or if no Nominees or Alternate Nominees are elected, the directors then in office shall continue to hold office until the convening of a General Meeting at which Nominees or Alternate Nominees shall be proposed and elected.

15.5. If the office of a director shall be vacated, or if the number of incumbent directors is less than the maximum prescribed by Article 15.1 above, leaving one or more available offices unfilled, the majority of the remaining incumbent members of the Board shall be entitled to appoint another director in place of each director whose office has become or remains vacated, and such Board-appointed director (or directors) shall hold office until replaced in the manner set out in Article 15.4 above. This Article 15.5 shall not apply to a vacated office of an External Director, which may be filled only in accordance with Article 15.9 below, unless there are two (2) or more External Directors in office at that time in addition to the vacated office.

15.6. The directors in their capacity as such shall be entitled to receive remuneration as shall be determined in compliance with the Companies Law. The conditions (including remuneration) of the terms of office of members of the Board shall be decided by the Board or any duly authorized committee thereof, but the same shall be valid only if ratified in the manner required under the Companies Law. The remuneration of directors may be fixed as an overall payment or other consideration or as a payment or other consideration in respect of attendance at meetings of the Board or a committee thereof, or a combination of both. In addition to his remuneration, each director shall be entitled to be reimbursed, retroactively or in advance, in respect of his reasonable expenses connected with performing his functions and services as a director. Such entitlement shall be determined in accordance with, and shall be subject to, a specific resolution or a policy adopted by the Board regarding such matter and in accordance with the requirements of applicable law.

15.7. Subject to the provisions of the Companies Law with regard to External Directors and subject to Article 15.4 above and Article 16.5 below, the office of a member of the Board shall be vacated in any one of the following events:

15.7.1. if he resigns his office by way of a letter signed by him, lodged at the Office;

15.7.2. if he is declared bankrupt;

15.7.3. if he becomes insane or unsound of mind;

15.7.4. upon his death;

15.7.5. if he is prevented by applicable law from serving as a director of the Company;

15.7.6. if the Board terminates his office in accordance with Section 231 of the Companies Law;

15.7.7. if a court order is given in accordance with Section 233 of the Companies Law;

15.7.8. if he is removed from office by a resolution at a General Meeting adopted by a majority of the voting power in the Company; or

15.7.9. if his period of office has terminated in accordance with the provisions of these Articles.

15.8. If the office of a member of the Board should be vacated, the remaining members of the Board shall be entitled to continue to act for all purposes for as long as their number does not fall below the minimum, as prescribed in Article 15.1 above, without limiting their right to fill any vacancy at any time in accordance with Article 15.5 above. Should their number fall below the aforesaid minimum, the directors shall not be entitled to act, except for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of additional directors, or for the purpose of calling a General Meeting for the appointment of a new Board.

15.9. The office of an External Director shall be vacated and an External Director may be removed and replaced only in accordance with the provisions for vacation of office, removal and appointment of External Directors under the Companies Law.

16.	OTHER PROVISIONS REGARDING DIRECTORS

16.1. Subject to any mandatory provisions of applicable law, a director shall not be disqualified by virtue of his office from holding another office in the Company or in any other company in which the Company is a shareholder or in which it has any other form of interest, or of entering into a contract with the Company, either as seller or buyer or otherwise. Likewise, no contract made by the Company or on its behalf in which a director has any form of interest may be nullified and a director shall not be obliged to account to the Company for any profit deriving from such office, or resulting from such contract, merely by virtue of the fact that he serves as a director or by reason of the fiduciary relationship thereby created, but such director shall be obliged to disclose to the Board the nature of any such interest at the first opportunity.

16.2. A general notice to the effect that a director is a shareholder or has any other form of interest in a particular firm or a particular company and that he must be deemed to have an interest in any business with such firm or company shall be deemed to be adequate disclosure for purposes of this Article in relation to such director, and after such general notice has been given, such director shall not be obliged to give special notice in relation to any particular business with such firm or such company.

16.3. Subject to the provisions of the Companies Law and these Articles, the Company shall be entitled to enter into a transaction in which an Office Holder of the Company has a personal interest, directly or indirectly, and may enter into any contract or otherwise transact any business with any third party in which contract or business an Office Holder has a personal interest, directly or indirectly.

16.4. The Board by regular majority shall elect one (1) of its members to serve as chairman (the “Chairman of the Board”), provided that, subject to the provisions of Section 121(c) of the Companies Law, the Chief Executive Officer of the Company shall not serve as Chairman of the Board. The office of Chairman of the Board shall be vacated if the Board by regular majority determines to dismiss the Chairman of the Board prior to the end of his term of office, or in each of the cases mentioned in Articles 15.7 above and Article 16.5 below. The Board may also elect one (1) of its members to serve as Vice Chairman, who shall have such duties and authorities as the Board may assign to him.

16.5. Subject to the relevant provisions of the Companies Law, the Company may, in a General Meeting, by a resolution adopted by a majority of the voting power in the Company, dismiss any director prior to the end of his term of office, and the Board shall be entitled, by regular majority, to appoint another individual in his place as a director. The individual so appointed shall hold such office only for that period of time during which the director whom he replaces would have held office. This Article 16.5 shall not apply to External Directors, who shall be appointed and removed in accordance with the Companies Law.

16.6. A director shall not be obliged to hold any share in the Company.

17.	PROCEEDINGS OF THE BOARD OF DIRECTORS

17.1. The Board shall convene for a meeting at least once every calendar quarter.

17.2. The Board may meet in order to exercise its powers pursuant to Section 92 of the Companies Law, including without limitation to supervise the Company’s affairs, and it may, subject to the provisions of the Companies Law, adjourn its meetings and regulate its proceedings and operations as it deems fit. It may also prescribe the quorum required for the conduct of business. Until otherwise decided by the Board, a quorum shall be constituted if a majority of the directors holding office for the time being are present.

17.3. Should a director or directors be barred from being present and voting at a meeting of the Board pursuant to Section 278 of the Companies Law, the quorum shall be a majority of the directors entitled to be present and to vote at the meeting of the Board.

17.4. Any director, the Chief Executive Officer or the auditor of the Company in the event stipulated in Section 169 of the Companies Law, may, at any time, demand the convening of a meeting of the Board. The Chairman of the Board shall be obliged, on such demand, to call such meeting within a reasonable time from receipt of a request by the director, the Chief Executive Officer or the auditor of the Company soliciting such a meeting, provided that proper notice pursuant to Article 17.5 is given.

17.5. Every director shall be entitled to receive notice of meetings of the Board, and such notice may be in writing or by facsimile, or electronic mail, sent to the last address (whether physical or electronic) or facsimile number given by the director for purposes of receiving notices, provided that the notice shall be given at least a reasonable amount of time prior to the meeting and in no event less than forty eight (48) hours prior notice, unless the urgency of the matter to be discussed at the meeting reasonably requires a shorter notice period.

17.6. Every meeting of the Board at which a quorum is present shall have all the powers and authorities vested for the time being in the Board. Any matter discussed in a meeting and brought up for decision by the Chairman of the Board shall be decided by a simple majority of the directors attending such meeting and voting on such matter. In the case of an equality of votes of the Board, the Chairman of the Board shall not have a second or casting vote, and the proposal shall be deemed to be defeated.

17.7. If the Chairman of the Board is not present within thirty (30) minutes after the time appointed for the meeting, the directors present shall elect one of their members to preside at such meeting.

17.8. The Board may adopt resolutions, without actually convening a meeting of the Board, provided that all the directors entitled to participate in the meeting and to vote on the subject brought for decision agree thereto. If resolutions are made as stated in this Article 17.8, the Chairman of the Board shall record minutes of the decisions stating the manner of voting of each director on the subjects brought for decision, as well as the fact that all the directors agreed to take the decision without actually convening.

17.9. The Board may hold meetings by use of any means of communication, on condition that all participating directors can hear each other at the same time. In the case of a resolution passed by way of a telephone call or any such other means of communication, a copy of the text of the resolution shall be sent, as soon as possible thereafter, to the directors.

18.	GENERAL POWERS OF THE BOARD OF DIRECTORS

18.1. The supervision of the Company’s affairs shall be in the hands of the Board, which shall be entitled to exercise all of the powers and authorities and to perform any act and deed which the Company is entitled to exercise and to perform in accordance with these Articles, and in respect of which there is no mandatory provision or requirement in the Companies Law or in binding rules and regulations of the United States that such powers and authorities be exercised or performed by the shareholders in a General Meeting or by a committee.

18.2. The Board may, from time to time, in its absolute discretion, borrow or secure any amounts of money required by the Company for the conduct of its business. The Board shall be entitled to raise or secure the repayment of an amount obtained by it, in such way and on such conditions and times as it deems fit.

18.3. The Board shall be entitled to issue documents of undertaking, such as options, debentures or debenture stock, whether linked or redeemable, convertible debentures or debentures convertible into other securities, or debentures which carry a right to purchase shares or to purchase other securities, or any mortgage, pledge, collateral or other charge over the property of the Company and its undertaking, in whole or in part, whether present or future, including the uncalled share capital or the share capital which has been called but not yet paid. The deeds of undertaking, debentures of various types or other forms of collateral security may be issued at a discount, at a premium or otherwise and with such preferential or deferred or other rights, as the Board shall, from time to time, decide.

18.4. The Board may, from time to time, set aside any amount(s) out of the profits of the Company as a reserve or reserves for any purpose(s) which the Board, in its absolute discretion, shall deem fit, including without limitation, capitalization and distribution of bonus shares, and may invest any sum so set aside in any manner and from time to time deal with and vary such investments and dispose of all or any part thereof and employ any such reserve or any part thereof in the business of the Company without being bound to keep the same separate from other assets of the Company, and may subdivide or re-designate any reserve or cancel the same or apply the funds therein for other purposes, all as the Board may from time to time think fit.

19.	BOARD COMMITTEES

19.1. The Board may, as it deems fit and subject to any applicable law, delegate to a committee certain of its powers and authorities, in whole or in part, as it deems appropriate. The curtailment or revocation of the powers and authorities of a committee by the Board shall not invalidate a prior act of such committee or an act taken in accordance with its instructions, which would have been valid had the powers and authorities of the committee not been altered or revoked by the Board.

19.2. The meetings and proceedings of every such committee which is comprised of two (2)/or a higher minimum number of members required under the Companies Law (or applicable U.S. regulations that the Company has elected to follow in lieu of the Companies law), or more members shall be conducted in accordance with the provisions contained in these Articles in regard to the conduct of meetings and proceedings of the Board to the extent that the same are suitable for such committee, and so long as no provisions have been adopted in replacement thereof by the Board.

20.	RATIFICATION OF ACTIONS

20.1. Subject to the Companies Law, all acts taken in good faith by the Board or a committee or by an individual acting as a member thereof shall be valid even if it is subsequently discovered that there was a defect in the appointment of the Board, the committee or the member, as the case may be, or that the members, or one of them, was or were disqualified from being appointed as a director(s) or to a committee.

20.2. The Board or any committee may ratify any act the performance of which at the time of the ratification was within the scope of the authority of the Board or the relevant committee. The General Meeting shall be entitled to ratify any act taken by the Board or any committee without authority or which was tainted by some other defect. From the time of the ratification, every act ratified as aforesaid, shall be treated as though lawfully performed from the outset.

21.	SIGNING POWERS

21.1. Subject to any other resolution on the subject passed by the Board, the Company shall be bound only pursuant to a document in writing bearing its seal or its rubber stamp or its printed name, and the signature of whomever may be authorized by the Board, which shall be entitled to empower any person, either alone or jointly with another, even if he is not a shareholder or a director, to sign and act in the name and on behalf of the Company.

21.2. The Board shall be entitled to prescribe separate signing powers in regard to different businesses of the Company and in respect of the limit of the amounts in respect of which various persons shall be authorized to sign.

22.	CHIEF EXECUTIVE OFFICER

22.1. The Board shall, from time to time, appoint a Chief Executive Officer and subject to the provisions of the Companies Law delineate his powers and authorities and his remuneration. Subject to any contract between the Chief Executive Officer and the Company, the Board may dismiss him or replace him at any time it deems fit.

22.2. A Chief Executive Officer need not be a director or shareholder. Subject to the provisions of any contract between the Chief Executive Officer and the Company, if the Chief Executive Officer is also a director, all of the same provisions with regard to appointment, resignation and removal from office shall apply to the Chief Executive Officer in his capacity as a director, as applicable to the Company’s other directors.

22.3. The Board shall be entitled from time to time to delegate to the Chief Executive Officer for the time being such of the powers it has pursuant to these Articles as it deems appropriate. The Board shall be entitled to grant such powers for such period, for such purposes, on such conditions and with such restrictions as it deems appropriate, and it shall be entitled to grant such powers without renouncing the powers and authorities of the Board in such regard. The Board may revoke, annul and alter such delegated powers and authorities, in whole or in part, at any time.

22.4. Subject to the provisions of any applicable law, the remuneration of the Chief Executive Officer shall be fixed from time to time by the Board (and, so long as required by the Companies Law, shall be approved by the Compensation Committee and by the shareholders unless exempted from shareholders’ approval) and such remuneration may be in the form of a fixed salary or commissions or a participation in profits, or combination thereof, or in any other manner which may be decided by the Board and approved according to this Article 22.4.

23.	SECRETARY, OFFICE-HOLDERS, CLERKS AND REPRESENTATIVES

23.1. The Board shall be entitled, from time to time, to appoint, or to delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board, the ability to appoint Office Holders (other than directors), a Secretary for the Company, employees and agents to such permanent, temporary or special positions, and to specify and change their titles, authorities and duties, and may set, or delegate to the Chief Executive Officer, either alone or together with other persons designated by the Board, the ability to set salaries, bonuses and other compensation of any employee or agent who is not an Office Holder. Salaries, bonuses and compensation of Office Holders who are not directors shall be determined and approved by the Chief Executive Officer, or in such other manner as may be required from time to time under the Companies Law. The Board, or the Chief Executive Officer, either alone or together with other persons designated by the Board (in the case of any Office Holder who is not a director, employee or agent appointed by the Board), shall be entitled at any time, in its, his or their (as applicable) sole and absolute discretion, to terminate the services of one of more of the foregoing persons (in the case of a director, however, subject to compliance with Article 16.5 above), subject to any other requirements under applicable law.

23.2. The Board and the Chief Executive Officer may from time to time and at any time, subject to their powers under these Articles and the Companies Law, empower any person to serve as representative of the Company for such purposes and with such powers and authorities, instructions and discretions for such period and subject to such conditions as the Board or the Chief Executive Officer, as the case may be, shall deem appropriate. The Board or Chief Executive Officer may grant such person, inter alia, the power to further delegate the authority, powers and discretions vested in him, in whole or in part. The Board or the Chief Executive Officer, as the case may be, may revoke, annul, vary or change any such power or authority, or all such powers or authorities collectively.

24.	DIVIDENDS, BONUS SHARES, FUNDS AND CAPITALIZATION OF FUNDS AND PROFITS

24.1. Unless otherwise permitted by the Companies Law, no dividends shall be paid other than out of the Company’s profits available for distribution as set forth in the Companies Law. The Board may decide on the payment of a dividend or on the distribution of bonus shares. A dividend in cash or bonus shares shall be paid or distributed, as the case may be, equally to the holders of the Ordinary Shares registered in the Register, pro rata to the nominal amount of capital paid up or credited as paid up on par value of the shares, without reference to any premium which may have been paid thereon. However, whenever the rights attached to any shares or the terms of issue of the shares do not provide otherwise, an amount paid on account of a share prior to the payment thereof having been called, or prior to the due date for payment thereof, and on which the Company is paying interest, shall not be taken into account for purposes of this Article as an amount paid-up on account of the share.

24.2. Only a person whose name, on the date determined by the Board for entitlement to the dividend (“Record Date”), was registered in the Register as the owner of the shares shall be entitled to dividends.

24.3. Unless other instructions are given, it shall be permissible to pay any dividend by way of a check or payment order to be sent by post to the registered address of the shareholder or the person entitled thereto, or in the case of joint shareholders being registered, to the shareholder whose name appears first in the Register in relation to the joint shareholding. Every such check shall be made in favor of the person to whom it is sent. A receipt by the person whose name, on the Record Date, was registered in the Register as the owner of the shares, or in the case of joint holders, by one of the joint holders, shall serve as a discharge with regard to all the payments made in connection with such share.

24.4. The Board shall be entitled to invest any dividend which has not been claimed for a period of one (1) year after having been declared, or to make use thereof in any other way for the benefit of the Company until such time as it is claimed. A dividend or other beneficial rights in respect of shares shall not bear interest, and the Company shall not be obliged to pay interest or linkage in respect of an unclaimed dividend. The payment by the Board of any unclaimed dividend into a separate account shall not make the Company a trustee in respect thereof, and any dividend unclaimed after a period of seven (7) years from the date of declaration of such dividend shall be forfeited and shall revert to the Company, provided, however, that the Board may, at its discretion, cause the Company to pay any such dividend, or any part thereof, to a person who would have been entitled thereto had the same not reverted to the Company.

24.5. Unless otherwise specified in the terms of issue of shares or securities convertible into, or which grant a right to purchase, shares, any shares that are fully paid-up or credited as paid-up shall at any time confer on their holders the right to participate in the full dividends and in any other distribution for which the determining date for the right to receive the same is the date at which the aforesaid shares were fully paid-up or credited as fully paid-up, as the case may be, or subsequent to such date.

24.6. The Board shall be entitled to deduct from any dividend or other beneficial rights, all amounts of money which the holder of the share in respect of which the dividend is payable or in respect of which the other beneficial rights were given, may owe to the Company in respect of such share, whether or not the due date for payment thereof has arrived. The Board shall be entitled to retain any dividend or bonus shares or other beneficial rights in respect of a share in relation to which the Company has a lien, and to utilize any such amount or the proceeds received from the sale of any bonus shares or other beneficial rights, for the discharge of the debts or liabilities in respect of which the Company has a lien.

24.7. The Board may decide that a dividend is to be paid, in whole or in part, by way of a distribution of assets of the Company in kind, including by way of debentures of the Company, or shares or debentures of any other company, or in any other way.

24.8. The Board may decide that any portion of the amounts standing for the time being to the credit of any capital fund (including a fund created as a result of a revaluation of the assets of the Company), or which are held by the Company as profits available for distribution, shall be capitalized subject to and in accordance with the provisions of the Companies Law and of these Articles, and serve for the payment up in full (either at par or with a premium as prescribed by the Company) of shares which have not yet been issued or of debentures of the Company, which shall then be allotted and distributed amongst the shareholders as fully paid-up shares or debentures, pro rata to each shareholder’s entitlement under these Articles.

24.9. In every case that the Company issues bonus shares by way of a capitalization of profits or funds at a time at which securities issued by the Company are in circulation and confer on the holders thereof rights to convert the same into shares in the share capital of the Company, or options to purchase shares in the share capital of the Company (such rights of conversion or options shall henceforth be referred to as the “Rights”), the Board shall be entitled (in a case that the Rights or part thereof shall not be otherwise adjusted in accordance with the terms of their issue) to transfer to a special fund designated for the distribution of bonus shares in the future (to be called by any name that the Board may decide on and which shall henceforth be referred to as the “Special Fund”) an amount equivalent to the nominal amount of the share capital to which some or all of the Rights holders would have been entitled as a result of the issue of bonus shares, had they exercised their Rights prior to the determining date for the right to receive bonus shares, including rights to fractions of bonus shares, and in the case of a second or additional distribution of bonus shares in respect of which the Company acts pursuant to this Article, including entitlement stemming from a previous distribution of bonus shares.

24.10. In the case of the allotment of shares by the Company as a consequence of the exercise of entitlement by the owners of shares in those cases in which the Board has made a transfer to the Special Fund in respect of the Rights pursuant to Article 24.8 above, the Board shall allot to each such shareholder, in addition to the shares to which he is entitled by virtue of having exercised his rights, such number of fully paid-up shares the nominal value of which is equivalent to the amount transferred to the Special Fund in respect of his rights, by way of a capitalization to be effected by the Board of an appropriate amount out of the Special Fund. The Board shall be entitled to decide on the manner of dealing with rights to fractions of shares in its sole discretion.

24.11. If after any transfer to the Special Fund has been made the Rights should lapse, or the period should end for the exercise of Rights in respect of which the transfer was effected without such Rights being exercised, then any amount which was transferred to the Special Fund in respect of the aforesaid unexercised Rights shall be released from the Special Fund, and the Company may deal with the amount so released in any manner it would have been entitled to deal therewith had such amount not been transferred to the Special Fund.

24.12. For the implementation of any resolution regarding a distribution of shares or debentures by way of a capitalization of profits as aforesaid, the Board may:

24.12.1. Resolve any difficulty which arises or may arise in regard to the distribution in such manner as it deems fit and may take all of the steps that it deems appropriate in order to overcome such difficulty.

24.12.2. Issue certificates in respect of fractions of shares, or decide that fractions of less than an amount to be decided by the Board shall not be taken into account for purposes of adjusting the rights of the shareholders or may sell the fractions of shares and pay the net proceeds to the persons entitled thereto.

24.12.3. Sign, or appoint a person to sign, on behalf of the shareholders on any contract or other document which may be required for purposes of giving effect to the distribution, and, in particular, shall be entitled to sign or appoint a person who shall be entitled to appoint and submit a contract or other document as referred to in Section 291 of the Companies Law.

24.12.4. Make any arrangement or other scheme which is required in the opinion of the Board in order to facilitate the distribution.

24.13. The Board shall be entitled, as it deems appropriate and expedient, to appoint trustees or nominees for those registered shareholders who have failed to notify the Company of a change of their address and who have not applied to the Company in order to receive dividends, shares or debentures out of capital, or other benefits during the aforesaid period. Such trustees or nominees shall be appointed for the use, collection or receipt of dividends, shares or debentures out of capital and rights to subscribe for shares which have not yet been issued and which are offered to the shareholders but they shall not be entitled to transfer the shares in respect of which they were appointed, or to vote on the basis of holding such shares. In all of the terms and conditions governing such trusts and the appointment of such nominees it shall be stipulated by the Company that upon the first demand by a beneficial holder of a share being held by the trustee or nominee, such trustee or nominee shall be obliged to return to such shareholder the share in question and all of those rights held by it on the shareholder’s behalf (all as the case may be). Any act or arrangement effected by any such nominees or trustee and any agreement between the Board and a nominee or trustee shall be valid and binding in all respects.

25.	COMPANY RECORDS AND REGISTERS

25.1. The Board shall comply with all the provisions of the Companies Law in regard to the recording of charges and the keeping and maintaining of a register of directors, the Register and register of charges.

25.2. Any book, register and record that the Company is obliged to keep in accordance with the Companies Law or pursuant to these Articles shall be recorded in a regular book, or by digital, electronic or other means, as the Board shall decide.

25.3. Subject to and in accordance with the provisions of Sections 138 and 139 of the Companies Law, the Company may cause supplementary registers to be kept in any place outside Israel as the Board may deem fit, and, subject to all applicable requirements of the Companies Law, the Board may from time to time adopt such rules and procedures as it may deem fit in connection with the keeping of such supplementary registers.

26.	BOOKS OF ACCOUNT

26.1. The Board shall keep proper books of account in accordance with the provisions of the Companies Law. The books of account shall be kept at the Office, or at such other place or places as the Board shall deem appropriate, and shall at all times be open to the inspection of members of the Board. A shareholder of the Company who is not a member of the Board shall not have the right to inspect any books or accounts or documents of the Company, unless such right has been expressly granted to him by the Companies Law, or if he has been permitted to do so by the Board or by the shareholders based on a resolution adopted at a General Meeting.

26.2. At least once each year the accounts of the Company and the correctness of the statement of income and the balance sheet shall be audited and confirmed by an independent auditor.

26.3. The Company shall, in an annual General Meeting, appoint an independent auditor who shall hold such position until the next annual General Meeting, or for a term beyond the aforesaid, provided that such term shall not extend beyond the third (3rd) annual General Meeting following the annual General Meeting at which such independent auditor was appointed. and his appointment, remuneration and rights and duties shall be subject to the provisions of the Companies Law, provided, however, that in exercising its authority to fix the remuneration of the auditor, the shareholders in an annual General Meeting may, by a resolution, act (and in the absence of any action in connection therewith shall be deemed to have so acted) to authorize the Board to fix such remuneration subject to such criteria or standards, if any, as may be provided in such resolution, and if no such criteria or standards are so provided, such remuneration shall be fixed in an amount commensurate with both the volume and nature of the services rendered by the auditor.

26.4. The auditor shall be entitled to receive notices of every General Meeting of the Company and to attend such meetings and to express his opinions on all matters pertaining to his function as the auditor of the Company.

26.5. Subject to the provisions of the Companies Law and the U.S. Rules, any act carried out by the auditor of the Company shall be valid as against any person doing business in good faith with the Company, notwithstanding any defect in the appointment or qualification of the auditor.

26.6. For as long as the Company is a public company, as defined in the Companies Law, it shall appoint an internal auditor possessing the authorities set forth in the Companies Law. The internal auditor of the Company shall present all of its proposed work plans to the audit committee of the Board, which shall have the authority to approve them, subject to any modifications in its discretion.

27.	NOTICES

27.1. The Company may serve any written notice or other document on a shareholder by way of delivery by hand, by facsimile transmission or by dispatch by prepaid registered mail to his address as recorded in the Register, or if there is no such recorded address, to the address given by him to the Company for the sending of notices to him. Notwithstanding the foregoing or any other provision to the contrary contained herein, notices or any other information or documents required to be delivered to a shareholder shall be deemed to have been duly delivered if submitted, published, filed or lodged in any manner prescribed by applicable law. With respect to the manner of providing such notices or other disclosures, the Company may distinguish between the shareholders listed on its regular Registry and those listed in any “additional registry”, as defined in Section 138(a) of the Companies Law, administered by a transfer agent or stock exchange registration company.

27.2. Any shareholder may serve any written notice or other document on the Company by way of delivery by hand at the Office, by facsimile or email transmission to the Company or by dispatch by prepaid registered mail to the Company at the Office.

27.3. Any notice or document which is delivered or sent to a shareholder in accordance with these Articles shall be deemed to have been duly delivered and sent in respect of the shares held by him (whether in respect of shares held by him alone or jointly with others), notwithstanding the fact that such shareholder has died or been declared bankrupt at such time (whether or not the Company knew of his death or bankruptcy), and shall be deemed to be sufficient delivery or dispatch to heirs, trustees, administrators or transferees and any other persons (if any) who have a right in the shares.

27.4. Any such notice or other document shall be deemed to have been served:

27.4.1. in the case of mailing, forty-eight (48) hours after it has been posted, or when actually received by the addressee if sooner than 48 hours after it has been posted;

27.4.2. in the case of overnight air courier, on the next day following the day sent, with receipt confirmed by the courier, or when actually received by the addressee if sooner;

27.4.3. in the case of personal delivery, when actually tendered in person to such shareholder;

27.4.4. in the case of facsimile or other electronic transmission (including email), the next day following the date on which the sender receives automatic electronic confirmation by the recipient’s facsimile machine or computer or other device that such notice was received by the addressee; or

27.4.5. in the case a notice is, in fact, received by the addressee, when received, notwithstanding that it was defectively addressed or failed, in some other respect, to comply with the provisions of this Article 27.4.

27.5. Any shareholder whose address is not described in the Register, and who shall not have designated in writing an address for the receipt of notices, shall not be entitled to receive any notice from the Company. In the case of joint holders of a share, the Company shall be entitled to deliver a notice by dispatch to the joint holder whose name stands first in the Register in respect of such share.

27.6. Whenever it is necessary to give notice of a particular number of days or a notice for another period, the day of delivery shall be counted in the number of calendar days or the period, unless otherwise specified.

27.7. Notwithstanding anything to the contrary contained herein, notice by the Company of a General Meeting, containing the information required to be set forth in such notice under these Articles, which is published, within the time otherwise required for giving notice of such meeting, in:

27.7.1. the Company’s website shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any shareholder whose address as registered in the Register (or as designated in writing for the receipt of notices and other documents) is located in the State of Israel; and

27.7.2. one (1) notification by international wire service press release and furnishing of such release on Form 6-K to the SEC shall be deemed to be notice of such meeting duly given, for the purposes of these Articles, to any shareholder whose address as registered in the Register (or as designated in writing for the receipt of notices and other documents) is located outside the State of Israel.

28.	INSURANCE, INDEMNITY AND EXCULPATION

28.1. Subject to the provisions of the Companies Law, the Company shall be entitled to enter into a contract to insure all or part of the liability of an Office Holder of the Company, imposed on him in consequence of an act which he has performed by virtue of being an Office Holder, in respect of any of the following:

28.1.1. The breach of a duty of care to the Company or to any other person, other than with respect to a distribution and excluding a breach committed intentionally or recklessly (other than a breach arising out negligent conduct);

28.1.2. The breach of a duty of loyalty to the Company, provided that the Office Holder acted in good faith and had reasonable grounds for believing that the action would not adversely affect the best interests of the Company;

28.1.3. A pecuniary liability imposed on him in favor of any other person in respect of an act done in his capacity as an Office Holder.

28.1.4. Any other circumstances arising under the law with respect to which the Company may, or will be able to, insure an Office Holder.

28.2. Subject to the provisions of the Companies Law, the Company shall be entitled to indemnify an Office Holder of the Company, to the fullest extent permitted by applicable law. Subject to the provisions of the Companies Law, including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided, in each of the below cases, that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company:

28.2.1. a monetary liability imposed on him in favor of a third party in any judgment, including any settlement confirmed as judgment and an arbitrator’s award which has been confirmed by the court, in respect of an act performed by the Office Holder by virtue of the Office Holder being an Office Holder of the Company; provided, however, that: (a) any indemnification undertaking with respect to the foregoing shall be limited (i) to events which, in the opinion of the Board, are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking, and (ii) to an amount or by criteria determined by the Board to be reasonable in the given circumstances; and (b) the events that in the opinion of the Board are foreseeable in light of the Company’s actual operations at the time of the granting of the indemnification undertaking are listed in the indemnification undertaking together with the amount or criteria determined by the Board to be reasonable in the given circumstances;

28.2.2. reasonable litigation expenses, including legal fees, paid for by the Office Holder, in an investigation or proceeding conducted against such Office Holder by an agency authorized to conduct such investigation or proceeding, and which investigation or proceeding: (i) concluded without the filing of an indictment (as defined in the Companies Law) against such Office Holder and without a monetary liability having been imposed against such Office Holder in lieu of a criminal proceeding (as defined in the Companies Law); (ii) concluded without the filing of an indictment against such Office Holder but with a monetary liability having been imposed against such Office Holder in lieu of a criminal proceeding for an offense that does not require proof of criminal intent; or (iii) involves financial sanction;

28.2.3. reasonable litigation expenses, including legal fees, paid for by the Office Holder, or which the Office Holder is obligated to pay under a court order, in a proceeding brought against the Office Holder by the Company, or on its behalf, or by a third party, or in a criminal proceeding in which the Office Holder is found innocent, or in a criminal proceeding in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and

28.2.4. any other event, occurrence or circumstances in respect of which the Company may lawfully indemnify an Office Holder of the Company (including, without limitation, indemnification with respect to the matters referred to under Section 56h(b)(1) of the Israeli Securities Law, 5728-1968, as amended).

28.3. The Company may undertake to indemnify an Office Holder as aforesaid: (i) prospectively, provided that the undertaking is limited to categories of events which in the opinion of the Board can be foreseen when the undertaking to indemnify is given, and to an amount set by the Board as reasonable under the circumstances, and (ii) retroactively.

28.4. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may, to the maximum extent permitted by the Companies Law, exempt and release, in advance, any Office Holder from any liability for damages arising out of a breach of a duty of care towards the Company.

28.5. Any amendment to the Companies Law adversely affecting the right of any Office Holder to be indemnified or insured pursuant to Articles 28.1, 28.2 and 28.4 and any amendments to such Articles shall be prospective in effect, and shall not affect the Company’s obligation or ability to indemnify or insure an Office Holder for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

28.6. The provisions of Articles 28.1, 28.2 and 28.4 are not intended, and shall not be interpreted so as to restrict the Company, in any manner, in respect of the procurement of insurance or in respect of indemnification or exculpation, in favor of any person who is not an Office Holder, including, without limitation, any employee, agent, consultant or contractor of the Company who is not an Office Holder; or any Office Holder to the extent that such insurance and/or indemnification is not specifically prohibited under law.

29.	WINDING-UP AND REORGANIZATION

29.1. Should the Company be wound up and assets of the Company remain available for distribution after covering all the Company’s outstanding liabilities, such assets shall be distributed among the shareholders pro rata to the nominal value of the paid-up capital on the shares held by each of them.

29.2. Upon the sale of the Company’s assets, the Board may, or in the case of a liquidation, the liquidators may, if authorized to do so by a resolution of the Company, accept fully or partly paid-up shares, or securities of another company, Israeli or non-Israeli, whether in existence at such time or about to be formed, in order to purchase the property of the Company, or part thereof, and to the extent permitted under the Companies Law, the Board may (or in the case of a liquidation, the liquidators may) distribute the aforesaid shares or securities or any other property of the Company among the shareholders without realizing the same, or may deposit the same in the hands of trustees for the shareholders, and the General Meeting by a resolution may decide, subject to the provisions of the Companies Law, on the distribution or allotment of cash, shares or other securities, or the property of the Company and on the valuation of the aforesaid securities or property at such price and in such manner as the shareholders at such General Meeting shall decide, and all of the shareholders shall be obliged to accept any valuation or distribution determined as aforesaid and to waive their rights in this regard, except, in a case in which the Company is about to be wound-up and is in the process of liquidation, for those legal rights (if any) which, according to the provisions of the Companies Law, may not be changed or modified.

30.	TRANSLATION AND BINDING EFFECT

These Articles may be translated into Hebrew and/or into other languages. Notwithstanding the aforesaid, the English version of these Articles shall be binding upon the Company, its shareholders and/or any third party and shall supersede any translation thereof.

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